Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
11 GOOD ENERGY, INC.

___________________________________

11 Good Energy, Inc., a corporation organized and existing under and by virtue of The General Corporation Law of Delaware, does hereby certify:

FIRST:  That at a duly held meeting of the Board of Directors of said Corporation, the Board duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Board of Directors deems it advisable, and hereby declares it to be advisable, that Article FOURTH of the Corporation's presently existing Certificate of Incorporation be amended, changed and altered so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the corporation shall authority to issue is seventy-six million (76,000,000), $.0001 par value per share. Of the 76,000,000 shares, 65,000,000 shares shall be Common Stock and 11,000,000 shares shall be Preferred Stock. The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 151 of the General Corporation Law of Delaware and the board of directors is expressly vested with authority to adopt one or more such resolutions. The Board of Directors created and designated the initial series of preferred stock, par value $.0001 per share, of the Corporation and authorized the issuance thereof, fixed the designation and amount thereof and the powers, preferences, and relative rights thereof pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on January 18, 2008, which reads as follows:

                1.     Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be limited to 11,000,000.

                2.     Dividend Rights.

The holders of Series A Preferred Stock shall have no dividend rights.

                3.     Liquidation Rights.

(a)   In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be treated the same as Common Stock holders on a pari passu basis.

                4.     Voting Rights.

General Voting Rights.    Except as set forth specifically below, the holder of each share of Series A Preferred Stock shall have the right to one vote equivalent to one share of Common Stock on the record date for the vote or consent of shareholders, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each share of Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of a meeting, in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock and other voting capital stock of the Corporation, with respect to any question upon which holders of Common Stock have the right to vote, except those matters required by law, to be submitted to a class vote of the holders of Series A Preferred Stock.

                5.     Conversion Rights

The holders of Series A Preferred Stock shall have no conversion rights into Common Stock."

SECOND: That in lieu of a meeting and vote of stockholders, written consent of stockholders to said amendment has been given in accordance with the provisions of Section 228 of The General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of The General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of The General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said 11 Good Energy, Inc. has caused this Certificate to be signed by Frederick C. Berndt, President and attested by Daniel T. Lapp, Secretary, this ___ day of March, 2010.

11 GOOD ENERGY, INC.

____________________________________
Frederick C. Berndt, President

ATTEST:

____________________________

Daniel T. Lapp, Secretary